Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 28, 2012 between STRATUS MEDIA GROUP, INC., with its principal place of business at 3 East De La Guerra Street, Santa Barbara, California 93101 (the "Company"), and Jerry Rubinstein (hereinafter referred to as "Executive").

WITNESSETH:

WHEREAS, the Company is engaged in the business of sports and entertainment event ownership, television broadcasting of events, product merchandising, marketing, operations, sales, agent, venue and corporate representation and consultancy {the "Business"); and,

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  EMPLOYMENT. The Company shall employ the Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions hereinafter set forth for the period beginning on June 28, 2012 and ending on the Termination Date determined pursuant to Section 4 (the "Employment Term").

2.  POSITION AND DUTIES.

(a) During the Employment Term, Executive shall serve as (1) Chairman of the Board of Directors and Chief Executive Officer of Stratus Media Group, and shall report to the Board of Directors, and (2) Chairman of the Board of Directors and Chief Executive Officer of ProElite, and shall report to its Board of Directors. Subject to the direction and control of the Board of Directors of the Company, Executive's duties shall include principal responsibility for formulation and implementation of the business policies and direction of the Company, employment decisions, financial decisions and management and oversight of the day-to-day operation of the Business. Executive shall perform such other duties requested by or pursuant to the lawful direction and control of the Board of Directors of the Company (or a committee thereof) including such services and duties normally commensurate with Chief Executive Officer. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company.

(b) During the Employment Term, the Executive shall devote his reasonable efforts and attention and energies to the performance of his duties and responsibilities under this Agreement (except for paid time off to which he is entitled pursuant to the terms of this Agreement, illness or incapacity or activities which do not, in the sole judgment of the Board of Directors (or a committee thereof), interfere or conflict with his duties and responsibilities in any material respect).

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3.   COMPENSATION AND BENEFITS.

As compensation in full for the services to be rendered by Executive under this Agreement, the Company agrees to compensate Executive as follows:

(a) During the Employment Term (unless earlier terminated as provided herein), the Company shall pay, and Executive shall accept, an annualized salary of not less than Two Hundred and Fifty Thousand Dollars ($250,000) ("Base Salary") payable in accordance with the Company's normal payroll practices and subject to any and all necessary and legal payroll and other deductions.

(b) Executive shall be eligible to participate in those non-salary benefits and programs generally made available to executive employees of the Company, as are in effect from time to time, including, but not limited to, any health, dental, life insurance, long term disability insurance plan, 401(k) or other retirement savings plan, and any other employee benefit plan, subject to any and all terms, conditions, and eligibility requirements of said plans or benefits, as may from time to time be prescribed by the Company. In the event that Executive does not participate in any particular non-salary benefit, he shall have the right to receive the cash equivalent based upon the cost which would have been incurred by the Company.

(c) Executive shall be entitled to twenty days of paid time off each twelve- month period from the date employment commences under this Agreement, Executive may carry one hundred and fifty percent (150%) of their annual accrual over to the next calendar year. Please refer to the most current handbook for all other policies and procedures.

(d) Subject to the financial condition of the Company, Executive shall be entitled to fly business class on all international flights. All domestic flights to be business class, if so elected. Furthermore, Company will pay or reimburse Executive for 80% percent of his monthly cellular phone usage chargers.

(e) Upon submission of proper vouchers and evidence, the Company will pay or reimburse Executive for reasonable transportation, hotel, travel and related expenses incurred by Executive on business trips away from Executive's principal office, and for other business expenses reasonably incurred by Executive in connection with the business of the Company during the Employment Term, all subject to such limitations and procedures as may from time to time be prescribed by the Board of Directors of the Company.

(f) Executive shall receive Two Million Three Hundred Thousand options for the Company's common stock with an exercise price of Thirty Five Cents ($0.35). The options shall vest monthly over the one (1) year term of this agreement. In the event of termination of this agreement for any reason or a change in control of the Company, the options shall vest completely and immediately.

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(g) Executive shall continue to serve as a member of the board of directors, chairman of the board, and audit committee chairman and shall continue to receive his compensation for such services.

(h) Executive shall receive compensation in the sum of Twenty Thousand Dollars ($20,000) for his consulting services during May and June 2012.

(i) During the Employment Term, Executive shall be entitled to receive an automobile allowance of up to $650 per month.

4.  TERMINATION.

(a) The Executive's employment under this Agreement shall be for an initial six (6) month term and shall automatically renew for an additional (6) months unless written notice of non-renewal is provided by the Company within thirty (30) days of the end of the initial term. In the event of non-renewal, the termination shall be deemed a "Termination by Non-Renewal". The foregoing notwithstanding, the Executive's employment may also be terminated by (1) Executive's death or a Disability (an "Involuntary Termination"), (2) by the Board of Directors for Cause (a "Termination for Cause"), (3) by the Board of Directors for reasons that do not constitute cause (a "Termination Without Cause") or (4) the resignation by the Executive (a "Executive Resignation").

(b) The effective date of a resignation shall be the date that the written resignation by the Executive is received by the Company; the effective date of an Involuntary Termination shall be the date of death or, in the event of a Disability, the date specified in a notice delivered to the Executive by the Company; the effective date of a Termination for Cause shall be the date specified in a notice delivered to the Executive by the Company of such termination; and the effective date of a Termination Without Cause shall be the date specified in a notice delivered to Executive by the Company of such termination which effective date shall be no less than thirty (30) days following the date of such notice.

(c) For purposes of this Agreement, "Cause" shall mean those instances in which the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) determines in good faith that Executive has (i) intentionally furnished materially false, misleading, or intentionally failed to provide material information to the Company's Board of Directors that results or could reasonably be expected to result in material detriment to the Company, (ii) willfully refused or failed to follow the lawful instructions of the Board of Directors with respect to any material matter, consistent with the terms of this Agreement, which refusal or failure shall not have been cured, if capable of being cured, within 10 days following written notice thereof; provided, however, that no notice or opportunity to cure shall be required with respect to repeated refusal or failure to follow the lawful instructions of the Board of Directors, consistent with the terms of this Agreement, (iii) convicted of any act involving moral turpitude (including those involving fraud, theft or dishonesty by Executive) or any crime (whether felony or misdemeanor) other than traffic violations or other minor offenses that could not reasonably be expected to have an adverse effect on the Company's business or reputation, (iv) the continued use of alcohol or drugs by the Executive to an extent that, in the good faith determination of the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time), such use interferes with performance of the Executive's duties and responsibilities, (v) committed or engaged in any other• material act constituting or comprising a conflict or interest or cause under applicable law, or (vi) breached his obligations under this Agreement in any material respect, which breach has materially damaged the Company and, if capable of being cured, shall not have been cured upon 15 days' written notice thereof "Cause" is not intended to include mere dissatisfaction of the Company or its Board of Directors with the manner in which Executive performs his duties nor the good faith failure of the Executive to perform his duties successfully.

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(d) For purposes of this Agreement, the term "Disability" shall mean the physical or mental inability of the Executive (1) based upon a good faith determination by the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) to substantially perform all of his duties under this Agreement for a period of ninety (90) consecutive days or longer or for any 90 days in any consecutive 8 month period, or (2) that, in the opinion of a physician selected by the Board of Directors (excluding the Executive if the Executive is a member of the Board of Directors at such time), is likely to prevent the Executive from substantially performing all of his duties under this Agreement for more than 90 days in any period of 365 consecutive days.

5.  EFFECT OF TERMINATION.

(a) In the event of a Termination Without Cause, Termination by Non-Renewel, or Executive Resignation, the Executive or his beneficiaries or estate shall have the right to receive only the following:

(1) The sum of the unpaid portion of the Base Salary through employment term (which shall be deemed to include both the initial six (6) month term and the optional six (6) month term even if not yet exercised and even in the event of Non-Renewel) as one payment payable within fourteen (14) days of Termination Without Cause or Executive Resignation.

(2) Reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(f) above.

(b) In the event of a Termination for Cause or Involuntary Termination, the Executive or his beneficiaries or estate shall have the right to receive the following:

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 (1) Reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(f) above.

(c) Upon any termination, neither the Executive nor his beneficiaries or estate shall have any further rights under this Agreement or any rights arising out of this Agreement other than as provided in Section 5(a), (b) and (c) above. The rights of the Executive set forth in this Section 5 are intended to be the Executive's exclusive remedy for termination and to the greatest extent permitted by applicable law, the Executive waives all other remedies,

(d) Following any termination, Executive shall reasonably cooperate with Company in all matters relating to the winding up of the Executive's work on behalf of Company and the orderly transfer of any such pending work and of Executive's duties and responsibilities for Company to such other person or persons as may be designated by Company in its sole discretion. Executive shall not be entitled to any additional pay or severance in connection with such cooperation.

6.  NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

The Executive will not disclose, disseminate or use at any time, either during the Employment Term or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive by the Company. For purposes of this Agreement, the term "Confidential Information" shall mean: information that is not generally known to the public and that is used, developed or obtained by the Company in connection with the Business, including, without limitation, (a) information, observations, procedures and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company, (b) planned or actual- products or services, (c) costs and pricing structures, customer, supplier or employee lists, (d) analyses, drawings, photographs and reports, (d) computer software and hardware, including operating systems, applications and program listings, (e) data bases, (f) accounting and business methods, (g) research and development, and (h) inventions, devices, new developments, methods, processes, technology and trade secrets (including, without limitation all Work Product). Confidential Information will not include (i) any information that has been published, through no direct or indirect effort or action by the Executive, in a form generally available to the public prior to the date the Executive proposes to disclose such information, and (ii) any general expertise, contacts or know-how reflective of Executive's experience as an executive in the sports management and event field.

7.  INVENTIONS AND PATENTS.

The Executive agrees that all Work Product belongs to the Company The Executive will promptly disclose such Work. Product to the Board of Directors and perform all actions reasonably requested by the Board to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any application for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of any claims by or against the Company relating in any way to Work Product, For purposes of this Agreement, the term "Work Product" shall mean all inventions, innovations, improvements, technical information, systems, software or equipment developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person, group or entity) while employed by the Company as they may solely relate to Company's business, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon the foregoing in relation to Company's business.

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8.  NON-COMPETE NON-SOLICITATION NON-DISPARAGEMENT.

The Executive acknowledges and agrees with the Company that during the course of the Executive's employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company. Accordingly, the Executive agrees as follows:

(a) The Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which is directly similar to or directly competitive with the Business, whether for himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other person, group or entity. To the extent that the covenant provided for in this Section 8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision.

(b) Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any person, group or entity, which securities are traded on a national securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which person, group or entity competes with the Company within the Territory shall not be deemed to be a violation of Section 8(a).

(c) To the extent that the actions herein by Executive would have a material adverse impact on the Company, Executive covenants and agrees that during the term of his employment and for six months following the Termination Date, the Executive will not, directly or indirectly, either for himself or for any other person, group or entity (I) solicit any employee, independent contractor or service provider of the Company to terminate or modify his, her or its employment or other relationship with the Company or employ or retain any person or entity, (2) solicit any customer, licensee or licensor, of the Company or any service provider to the Company to purchase or provide products or services on behalf of the Executive or such other person, group or entity that are competitive with the products or services provided by the Company, or (3) disparage the business reputation of the Company, its Board of Directors or its management team.

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(d) In addition to any other remedies available to Executive under this Agreement or applicable law, in the event that the Company fails to meet any of its ongoing payment or severance obligations to Executive and such failure continues uncured for ten (10) business days, all of Executive's post-term obligations under this Section 8 shall terminate.

9.  RETURN OF COMPANY'S PROPERTY UPON TERMINATION.

The Executive shall immediately deliver to the Company at the termination of the Employment Term or at any time the Board of Directors may request, all Company property (including but not limited to all documents, electronic files/records, keys, records, computer disks, or other tangible or intangible things that may or may not relate to or otherwise constitute Confidential Information, Work Product, or trade secrets (as defined by applicable law) that Executive created, used, possessed, or maintained while in the employ of the Company, from whatever source. This provision does not apply to purely personal documents of Executive, but does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks, and their contents, and like information that may contain some personal matters of Executive.

10.  OWNERSHIP OF INTANGIBLES.

All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Employee's employment, whether or not conceived or developed during Employee's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Company, shall be the sole property of Employer. Employee hereby agrees promptly to disclose to the Company any and all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable and whether or not reduced to practice, made or conceived by Executive, either solely or in conjunction with others, during the period of Employee's employment with Employer, which related to or result from the actual or demonstrably anticipated business, work, or research in development of Employer, or which result, to any extent, from use of Employer's premises or property, or are suggested by any task assigned to Employee or any work performed by Executive for or on behalf of Employer. Executive acknowledges and agrees that all such inventions shall be the sole property of Employer, and Executive hereby assigns to Company's Employee's entire right and interest in all the inventions; provided, however, that such assignment does not apply to any invention which qualifies fully under the provision of section 2870 of the California Labor Code. Executive shall execute all documents, including patent applications and assignments, required by Company to establish Company's rights under this Section.

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11.  MISCELLANEOUS.

(a) This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and the Company and its successors, assigns and legal representatives. This Agreement and the responsibilities/benefits hereunder are personal to Executive and are not assignable or transferable by Executive.

(b) The Company shall have the right to offset against amounts due to Executive hereunder, any amounts owed by Executive to Company, including any advances.

(c) This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between Executive and the Company concerning the subject matter hereof. This Agreement may not be changed or amended without the prior written consent of both of the parties hereto.

(d) All notices hereunder shall be in writing and shall be deemed given on the fifth day after mailing through the United States mail, certified mail, return receipt requested, postage prepaid, or by overnight delivery to the persons listed below or to such other person(s) and/or addresses as may be designated from time to time in writing:

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f) Any waiver by either party of any breach of any of the terms of this Agreement shall not be considered a waiver of any subsequent breach.

(g) In the event that any provision of this Agreement is held to be unenforceable, then such enforceability shall in no way affect the other terms and provisions of this Agreement which shall remain in full force and effect.

(h) The captions herein are for the convenience of the parties and are not to be construed as part of the terms of this Agreement.

(i) This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto, which agreement shall have been duly authorized and approved by the Board of Directors of the Company.

(j) The failure of the Company at any time or from time to time to require performance of any of Executive's obligations under this Agreement shall in no manner affect the Company's right to enforce any provision of this Agreement at any subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

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(k) Executive acknowledges that the consideration furnished by the Company in this Agreement, the sufficiency and adequacy of which is hereby acknowledged, is in addition to anything of value, if any, to which Executive may already be entitled.

(i) Executive and the Company agree that any and all disputes, claims, or causes of action, arising from or relating to this Agreement and Executive's employment with the Company or the termination thereof, including but not limited to claims based on contract, tort or statutory duty or prohibition, including any prohibition against discrimination or harassment, or claims for breach of fiduciary duty and misappropriation of trade secrets, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Los Angeles County, California, conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS"), or its successor, under the then applicable rules of JAMS. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Pursuant to California Code of Civil Procedure Section 1283.1(b), the parties hereby incorporate the discovery provisions of California Code of Civil Procedure Section 1283.05. The arbitrator shall issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any and all remedies, including but not limited to damages that you or the Company would be entitled to seek in a court of law. In addition, in the event of any dispute with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees and costs, incurred in resolving or settling the dispute. These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees which would have been required if the dispute were decided in a court of law.

(m) Executive represents and warrants that he has read and fully understands the terms and provisions hereof, and has had an opportunity to review this Agreement with his own legal counsel (not employed by Company), and has executed this Agreement based upon Executive's own judgment and advice of independent legal counsel (if sought).

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the day and year first above written.

COMPANY:

STRATUS MEDIA GROUP, ENC.

By: /s/ Tim Boris
Tim Boris

EXECUTIVE:

By: /s/ Jerry Rubinstein
Jerry Rubinstein

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